MUTUAL FUND SERVICES AGREEMENT

Fund Accounting Services

Fund Administration Services

Transfer Agency Services

between

CAPITOL SERIES TRUST

and

HUNTINGTON ASSET SERVICES, INC.

[    ], 2015

Exhibit A – Portfolio Listing

Exhibit B – General Description of Fund Accounting Services

Exhibit C – General Description of Fund Administration Services

Exhibit D – General Description of Transfer Agency Services

Exhibit E – Fees and Expenses

Exhibit F – Service Level Agreement (this was not provided; please provide)

Capitol Series Trust	1	Huntington Asset Services, Inc.

MUTUAL FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of [    ], 2015 (“Effective Date”), between Capitol Series Trust, an Ohio business trust (the “Trust”) and Huntington Asset Services, Inc., a Delaware corporation (“HASI”).

WITNESSETH:

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust wishes to retain HASI to provide certain transfer agent, fund accounting, administration, and anti-money laundering services (the “Services”) with respect to a certain series of the Trust, as listed on Exhibit A (the “Fund”) and HASI is willing to furnish such Services; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1.	Appointment.

The Trust hereby appoints HASI as transfer agent, fund accountant, administrator, dividend disbursing agent and anti-money laundering agent for the Trust on the terms and conditions set forth in this agreement (“Agreement”), and HASI hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of HASI shall be confined to those matter expressly set forth herein, and no implied duties are assumed by or may be asserted against HASI hereunder. HASI will notify the Trust prior to using any agents or subcontractors.

Section 2.	Representations and Warranties of HASI.

HASI hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by HASI in accordance with all requisite action and constitutes a valid and legally binding obligation of HASI, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(c) It has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

Capitol Series Trust	2	Huntington Asset Services, Inc.

(d) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted. There is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(e) It has commercially reasonable business continuity plans and will follow such plans to the extent necessary.

(f) It will provide the Trust with copies of any SOC 1 audits or its equivalent concerning its business.

Section 3.	Representations and Warranties of the Trust.

The Trust hereby represents and warrants to HASI, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(c) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

Section 4.	Delivery of Documents and Other Materials.

(a) The Trust will promptly furnish to HASI such copies, properly certified or authenticated, of contracts, documents and other related information that HASI may request to properly discharge its duties. Such documents may include, but are not limited to, resolutions of the Board authorizing the appointment of HASI to provide certain transfer agency, fund accounting, administration and dividend disbursing services to the Trust and the Funds and approving this Agreement; and such other agreements and documents relating to the Trust and the Funds not easily accessible through a public website.

(b) The Trust shall cause to be turned over to HASI copies of all records of, and supporting documentation relating to, its accounts (including account applications and related documents, records of dividend distributions, NAV calculations, tax reports and returns, and receivables and payables) for all Funds and matters relating to the Services hereunder, together with such other records relating to such Funds and matters as requested by HASI and as may be helpful or necessary to HASI’s delivery of Services hereunder. On an ongoing basis, the Trust,

Capitol Series Trust	3	Huntington Asset Services, Inc.

through the Adviser or sub-adviser to a Fund, shall cause to be turned over to HASI all trade tickets and other documents evidencing transactions made on behalf of the Funds as and when made.

Section 5.	Services Provided by HASI.

(a) HASI will provide the following Services subject to the direction and supervision of the Trust’s Board, and in compliance with the objectives, policies and limitations set forth in the Trust’s currently effective Registration Statement, Declaration of Trust and By-Laws, applicable laws and regulations, and all resolutions and policies implemented by the Board:

(i)	Fund Accounting Services, as described on Exhibit B to this Agreement.

(ii)	Fund Administration Services, as described on Exhibit C to this Agreement.

(iii)	Transfer Agency Services, as described on Exhibit D to this Agreement.

(b) HASI shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. HASI agrees that all such records prepared or maintained by HASI relating to the services to be performed by HASI hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

Section 6.	Fees, Expenses, Expense Reimbursement.

(a) Fee Schedule. The Trust will pay all fees, expenses, charges and obligations reasonably incurred from time to time in relation to the Services in accordance with the terms of Exhibit E, and as may be agreed to from time to time by the parties, together with any other amounts payable to HASI under this Agreement. For the avoidance of doubt, HASI will not be responsible for the fees or expenses of, and the Funds will reimburse HASI for any advances or payments made by HASI for the benefit of the Funds incident to the proper performance of the Services to, any investment adviser, custodian, non-discretionary subcontractor, intermediary or any other person listed or described in Exhibit E.

(b) Taxes. HASI shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any Customer, excluding taxes, if any, assessed against HASI related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in Exhibit E (if any).

(c) Invoices. Invoices will be payable within thirty (30) days of the date of the invoice. If the Trust disputes an invoice, it shall nevertheless pay on or before the date that

Capitol Series Trust	4	Huntington Asset Services, Inc.

payment is due such portion of the invoice as is not subject to a bona fide dispute. Without prejudice to HASI’s other rights, HASI reserves the right to charge interest on overdue amounts (except to the extent the amount is subject to a bona fide dispute) from the due date until actual payment at an annual rate equal to the sum of the overnight Fed Funds rate as in effect from time to time plus 2 percentage points.

Section 7.	Proprietary and Confidential Information.

(a) HASI agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust’s prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of HASI’s responsibilities, rights and duties hereunder. HASI may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Trust and obtaining approval in writing from the Trust, which approval shall not be unreasonably withheld. Waivers of confidentiality are not necessary (and are deemed given) for use of such information for any purpose in the course of performance of HASI’s responsibilities, duties and rights hereunder, when HASI may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, with respect to Internal Revenue Service (“IRS”) levies, subpoenas and similar actions, and with respect to any request by the Trust.

(b) HASI may, from time to time, maintain or otherwise possess “consumer report information” in connection with the provision of Services under this agreement, and HASI may, from time to time, dispose of such “consumer report information” in connection with the provision of Services under this Agreement. To the extent that HASI disposes of “consumer report information,” HASI shall properly dispose of the information by taking reasonable measures to protect against unauthorized access to or use of the information in connection with its disposal, in accordance with the requirements of Regulation S-P. The term “consumer report information,” as used in this paragraph, shall have the same meaning as in Rule 30 under Regulation S-P.

(c) HASI acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). HASI agrees: (i) not to disclose or use such information except as required to carry out HASI’s duties under this Agreement or as otherwise provided hereunder or by the Privacy Laws, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

Section 8.	Scope of Responsibility.

(a) Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary, (i) HASI will not be liable to the Trust for any damages or losses save for those resulting from the willful default, fraud or negligence of HASI as a result of the performance or non-performance by HASI of its obligations and duties hereunder, and (ii) HASI’s liability will be subject to the limitations set forth in this Agreement.

Capitol Series Trust	5	Huntington Asset Services, Inc.

(b) Limitations on Liability.

(i)	HASI is responsible for the performance of only those duties as are expressly set forth herein and in the Exhibits. HASI will have no implied duties or obligations. Each Party shall mitigate damages for which the other party may become responsible hereunder.

(ii)	HASI shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any instruction or any other information it receives from the Fund, and shall be without liability for any loss or damage suffered by the Fund or any of the Fund’s customers as a result of HASI’s reasonable reliance on and utilization of any such instruction or other such information. For the avoidance of doubt, HASI shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in good faith in reliance on any instruction believed by it in good faith to have been authorized by an authorized person.

(iii)	HASI shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Trust to provide HASI with any information requested by HASI.

(iv)	HASI is not responsible for the acts, omissions, defaults or insolvency of any third party other than its agents or subcontractors, including, but not limited to, any investment advisers, custodians, intermediaries or non-discretionary subcontractors.

(v)	HASI shall have no responsibility for the management of the investments or any other assets of the Trust or its customers. Further, HASI shall have no liability to the Trust for any loss or damage suffered by the Trust as a result of any breach of the investment policies, objectives, guidelines or restrictions applicable to the Trust or any misstatement or omission in a prospectus or statement of additional information of the Trust other than those misstatements or omissions in the prospectus or statement of additional information directly caused by HASI.

(vi)	HASI shall not be liable for ensuring compliance by the Fund with any legislation or regulations or exemptions from legislation or regulations of any jurisdiction applicable to the Fund.

(vii)

The Trust acknowledges that HASI does not provide valuations with respect to the Fund’s securities, products or services, does not verify any valuations provided to it by the Fund or any other person, and does not verify the existence of the Fund’s assets, products or services but instead relies exclusively on information about valuations and the existence of

Capitol Series Trust	6	Huntington Asset Services, Inc.

assets provided to it by the Fund or another third party, and HASI shall have no responsibility and shall be without liability for any loss or damage arising with respect to valuation or verification of assets.

(viii)	HASI will not be responsible or liable for any loss or damage arising from the misuse or sharing of online access by any authorized person of the Trust who has been issued a User ID by HASI.

(ix)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, HASI HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE TRUST OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. HASI DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(x)	Notwithstanding anything in this Agreement to the contrary, the cumulative liability of HASI to the Trust for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to HASI under this Agreement during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred; provided that if such date is during the first twelve (12) months of this Agreement, then HASI’s cumulative liability shall not exceed the total amount of compensation paid or payable by the Trust to HASI under this Agreement during the first twelve (12) months of this Agreement; and further provided that the foregoing shall not apply to any liability arising as a result of the willful default, fraud or negligence of HASI.

(c) MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

Capitol Series Trust	7	Huntington Asset Services, Inc.

Section 9.	Indemnity.

(a) Indemnity by the Trust. The Trust will indemnify HASI, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by HASI or such person in any action or proceeding between HASI and the Trust or between HASI and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against HASI in connection with or arising out of the following:

(i)	This Agreement, except any Loss resulting from the willful default, fraud or negligence of HASI, in each case in connection with the Services;

(ii)	Any alleged untrue statement of a material fact contained in any prospectus or offering document of a Fund or arising out of or based upon any alleged omission to state a material fact required to be stated in any prospectus or offering document or necessary to make the statements in any prospectus or offering document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Fund by HASI specifically for use in the prospectus or offering document;

(iii)	Any act or omission of a Fund whose instruction or data, including records, reports and other information, including but not limited to information with respect to valuation and verification of assets, but excluding any data prepared by HASI or its agents or subcontractors, HASI must rely upon in performing its duties hereunder, or as a result of acting upon any instructions reasonably believed by HASI to have been duly authorized by a Fund or an authorized person of a Fund;

(b) HASI will indemnify the Trust and its officers, directors, employees and representatives (each, a “Trust Indemnitee”) for, and will defend and hold each Trust Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) imposed on, incurred by, or asserted against the Trust resulting from HASI’s willful default, fraud or negligence except any loss resulting from the willful default, fraud or negligence of the Trust.

(c) Notification, Participation, and Indemnitor Consent. Upon the assertion of a claim for which one party may be required to indemnify any Indemnitee or Trust Indemnitee, the Indemnitee or Trust Indemnitee must promptly notify the indemnifying party of such assertion, and will keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party will have the option to participate with the Indemnitee or Trust Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee or Trust Indemnitee. Should the indemnifying party assume the defense of such claim, the indemnifying party shall not be responsible for any legal fees incurred by Indemnitee or Trust Indemnitee after such assumption. The Indemnitee or Trust Indemnitee

Capitol Series Trust	8	Huntington Asset Services, Inc.

shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; in the event the Indemnitee or Trust Indemnitee has not secured such consent the indemnifying party will have no obligation to indemnify the Indemnitee or Trust Indemnitee.

Section 10.	Term.

(a) Term. This Agreement will begin on the Effective Date and have an initial term of three (3) years from the Effective Date (the “Initial Term”) and will thereafter continue in effect indefinitely unless it is terminated pursuant to clause 10(b).

(b) Termination. Subject to clause 10(c):

(i)	Either party may terminate this Agreement with or without cause, but only after the expiration of the Initial Term, by giving the other party 90 days’ written notice.

(ii)	Either party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other party if the other party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if the breach is cured within thirty days’ notice; (iii) a material breach shall include failure to satisfy any agreed upon service level described in Exhibit F; and (iv) subject to applicable law, no such thirty (30) day notice period shall be required in the event the other party is insolvent or has submitted a voluntary petition for administration.

(iii)	This Agreement may be further terminated by either party immediately in the event of:

A.	the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

B.	the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(iv)	This Agreement may be terminated by HASI immediately based on HASI’s reasonable opinion that the Trust has violated any law to which the Trust is subject.

(v)	This Agreement may be terminated after the initial term or any subsequent renewal terms upon notice received at least 60 days’ prior to expiration of the term.

Capitol Series Trust	9	Huntington Asset Services, Inc.

(c) Termination-related Obligations. Related to termination of this Agreement:

(i)	If the Trust has terminated this Agreement without cause during the Initial Term, the Trust will pay HASI as liquidated damages for such default, an amount equal to the balance that would be due HASI for its services under this Agreement during the Initial Term (“Liquidated Damages”). In the event that the Trust is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by HASI pursuant to this Agreement, the Liquidated Damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any Liquidated Damages amount payable to HASI will be payable on or before the date of the event that triggers the payment obligation. Inasmuch as a default by the Trust will cause substantial damages to HASI and because of the difficulty of estimating the damages that will result, the parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to HASI and that this sum is agreed to as Liquidated Damages and not as a penalty.

(ii)	Upon termination, HASI will, at the expense and direction of the Trust, transfer to the Trust or any successor service provider(s) to the Trust copies of all Trust records, subject to the payment by the Trust of unpaid and undisputed amounts due to HASI hereunder, including any Liquidated Damages. If by the termination date the Trust has not given instructions to deliver the Trust records, HASI will keep the Trust Records until the Trust provides instructions to deliver the Trust records, provided that HASI will be entitled to charge the Trust then-standard fees for maintaining the Trust records. HASI will provide no other services to or for the benefit of the Trust or any successor service provider unless specifically agreed in writing by HASI.

Section 11.	Notices.

(a) Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(i)	If to the Trust, to:

Capitol Series Trust

2960 North Meridian Street, Suite 300

Indianapolis, Indiana 46208

Attention: President

Capitol Series Trust	10	Huntington Asset Services, Inc.

(ii)	If to HASI, to:

Huntington Asset Services, Inc.

2960 North Meridian Street, Suite 300

Indianapolis, Indiana 46208

Attention: President

(b) Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Mutual Fund Services Agreement.”

Section 12.	Assignment.

No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that HASI may make such assignment or transfer to a branch, subsidiary or affiliate.

Section 13.	Arbitration.

Notwithstanding any provision of this Agreement to the contrary, any claim or controversy arising out of or in any manner relating to this Agreement, or breach hereof, which cannot be resolved between the parties themselves, shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in Indianapolis, Indiana in accordance with its rules applicable to commercial disputes. The arbitration shall be conducted under the then-current rules of the AAA.

Section 14.	Waiver.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

Section 15.	Force Majeure.

HASI shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, failure or fluctuations in electrical power, wars, acts of terrorism, acts of civil or military authorities, governmental actions, nonperformance by a third party other than HASI’s agents or subcontractors, or any similar cause beyond the reasonable control of HASI, failures or fluctuations in telecommunications or other equipment, nor shall any such failure or delay give the Trust the right to terminate this Agreement unless any Force Majeure event exceeds thirty (30) days, in which case the Trust may immediately terminate this Agreement by written notice to HASI.

Capitol Series Trust	11	Huntington Asset Services, Inc.

Section 16.	Amendments.

This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated verbally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

Section 17.	Severability.

If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

Section 18.	Headings.

Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

Section 19.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 20.	No Strict Construction.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 21.	Entire Agreement; Governing Law.

This Agreement, the Exhibits hereto and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Indiana, without reference to conflict of law principles.

Section 22.	Survival.

The provisions of Sections 5(b) and 7-9 of this Agreement shall survive any termination of this Agreement.

[Signature Page Follows]

Capitol Series Trust	12	Huntington Asset Services, Inc.

IN WITNESS WHEREOF, the parties hereto have caused this Mutual Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

CAPITOL SERIES TRUST

By:

Print Name:	Matthew J. Miller

Title:	President

HUNTINGTON ASSET SERVICES, INC.

By:

Print Name:	John C. Swhear

Title:	Vice President

Capitol Series Trust	13	Huntington Asset Services, Inc.

EXHIBIT A

to

Mutual Fund Services Agreement

List of Portfolios

Preserver Alternative Opportunities Fund

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EXHIBIT B

To

Mutual Fund Services Agreement

General Description of Fund Accounting Services

HASI shall provide the following accounting services to the Trust and/or to each of the Funds listed on Exhibit A:

•	Maintain portfolio records on a trade date + 1 basis using security trade information communicated by the Fund’s investment adviser.

•	For each valuation date, obtain prices from a pricing source approved by the Trust’s Board of Trustees (the “Board”) and apply those prices to the portfolio positions.

•	Account for dividends, interest and corporate actions received by the Fund.

•	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

•	Reconcile cash of the Fund with the Fund’s custodian.

•	Reconcile portfolio holdings of the Fund with the Fund’s custodian.

•	Reconcile capital stock of the Fund with the Fund’s transfer agent.

•	Assist the Fund’s administrator in the preparation of the Fund or each Fund class, as applicable, expense projections and establishment of daily accruals.

•	Process and record payments for Fund or each Fund class, as applicable, expenses upon receipt of written authorization.

•	Account for Fund or each Fund class, as applicable, share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund or Fund class share activity as reported by the Fund’s transfer agent on a timely basis.

•	Determine net investment income for the Fund or each Fund class, as applicable, as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date. (capital gains?)

•	Maintain the books and records and accounting controls for the Fund’s assets.

•	Determine the net asset value of the Fund or each Fund class, as applicable, according to the accounting policies and procedures set forth in the Fund’s current prospectus.

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•	For each day the market is open calculate per share net asset value, per share net earnings, and other per share amounts reflective of the Fund operations for the Fund or each Fund class, as applicable.

•	Communicate the daily net asset value and per share distributions to the Fund’s investment adviser, transfer agent, and (once the Fund meets eligibility requirements) transmit to NASDAQ and to such other entities as directed by the Trust.

•	Produce transaction data, financial reports, and such other periodic and special reports as necessary for regulatory filings or as the Board, auditors or regulators may reasonably request.

•	Maintain tax lot detail for the Fund’s investment portfolio.

•	Calculate taxable gain/loss on a security sale using the tax lot relief method specified by the Fund’s investment adviser.

•	In conjunction with the Fund’s administrator, provide the necessary reports and information deemed necessary to calculate the annual dividend and capital gains distribution in accordance with the policies and procedures detailed in the Fund’s prospectus.

The duties of the Fund Accountant shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Accountant hereunder. To the extent the Accountant agrees to take such action, those actions taken shall be deemed part of the Exhibit B.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund administrator and transfer agent for the Funds to cooperate with the Accountant and to provide the Accountant, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Accountant to perform its duties.

Capitol Series Trust	16	Huntington Asset Services, Inc.

EXHIBIT C

to

Mutual Fund Services Agreement

General Description of Fund Administration Services

Subject to the direction and control of the Trust’s Board of Trustees (the “Board”) and utilizing information provided by the Trust and its agents, the Administrator will provide the following administrative services to the Trust and/or to the Fund listed on Exhibit A:

I.	Financial and Tax Reporting

•	Prepare agreed upon management reports and Board materials such as unaudited financial statements, distribution summaries, and deviations of mark-to-market valuation and the amortized cost for money market funds.

•	Calculate and report Fund or Fund class, as applicable, performance to outside services as directed by Trust management.

•	Compile data for and prepare, with respect to the Fund, timely notices to the U.S. Securities and Exchange Commission (the “SEC”) required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR.

•	Compile data for and prepare, with respect to the Funds, Form N-Q required pursuant to Rule 30b-1-5 under the 1940 Act.

•	Prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(e) under the 1940 Act, subject to the review and approval of the Trust and the Trust’s independent accountants.

•	Provide financial and Fund performance information for inclusion in the Registration Statement for the Trust (on Form N-1A or any replacement therefore) and any amendments or supplements thereto, subject to the review of Trust counsel.

•	HASI will estimate organizational costs and expenses and monitor against actual allocations to new Funds or new Fund classes.

•	Coordinate the printing of the Funds’ Semi-Annual and Annual Reports to Shareholders and Prospectus.

•	Coordinate the preparation and filing of all required Fund filings with the SEC.

•	Provide financial information for Fund proxy statements.

•	Assist in the preparation (for execution by the Trust) and filing of all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Trust’s custodian or transfer agent, subject to the review and approval of the Trust and the Trust’s independent accountants.

Capitol Series Trust	17	Huntington Asset Services, Inc.

•	Assist in preparing and compiling exhibits and disclosures for Form N-CSR as requested by the adviser, in compliance with the Sarbanes-Oxley Act.

•	Assist with the coordination, communications and data collection with regard to yearly audits by independent accountants.

•	Determine and periodically monitor each Fund’s income and expense accruals and cause all appropriate expenses to be paid from Fund assets on proper authorization from the Trust.

II.	Compliance Services

A.	Description of CCO and Officer Services

HASI shall provide the following CCO and Officer Services to the Trust and/or to the Fund listed on Exhibit A:

•	HASI will make available, subject to the terms and conditions of this Exhibit, a qualified person to serve as the Trust’s Chief Compliance Officer (the “CCO”) who is competent and knowledgeable (such services hereinafter referred to as “CCO Services”). Service as the CCO, however, is subject to appointment by the Board of the Trust. If appointed by the Board, the CCO shall serve at the pleasure of the Board.

•	The CCO shall administer the Trust’s policies and procedures in accordance with Rule 38a-1 under the 1940 Act and shall perform other responsibilities as from time to time may be reasonably assigned by the Board and the Independent Trustees of the Board. The CCO will, on an annual basis, conduct a review of the Trust’s policies and procedures, as well as those of certain of its service providers as required under Rule 38a-1. In connection with the review, the CCO will provide a written report to the Board that, at a minimum, addresses:

•	the operation of the policies and procedures of the Trust and each investment adviser, principal underwriter, administrator, fund accountant and transfer agent of the Trust;

•	any material changes made to those policies and procedures since the date of the last report;

•	any material changes to the policies and procedures recommended as a result of the annual review; and

•	each Material Compliance Matter (as defined by Rule 38a-1 under the 1940 Act) that occurred since the date of the last report.

•	The CCO will meet separately with the Trust’s independent Trustees no less frequently than annually.

•	In addition to the responsibilities noted immediately above, which are required by Rule 38a-1, the CCO shall provide the following services in support of the Trust’s Rule 38a-1 obligations: (i) assist the Trust in developing and implementing written policies and procedures, as may be necessary from time to time; and (ii) assist in developing standards for reports to the Board by the Chief Compliance Officer.

•	HASI will make available, subject to the terms and conditions of this Exhibit, one or more qualified persons to serve as the Trust’s Sarbanes-Oxley certifying officers and as certain other officers of the Trust (“Officers”) who are competent and knowledgeable (“Officer Services”), subject to appointment by Board of the Trust. If appointed by the Board, these Officers shall serve at the pleasure of the Board.

Capitol Series Trust	18	Huntington Asset Services, Inc.

B.	Description of Compliance Support Services

HASI shall provide the following Compliance Support Services to the Trust and/or to the Fund listed on Exhibit A:

•	HASI will develop and maintain written policies and procedures with respect to the services provided by HASI under this Mutual Fund Services Agreement which are reasonably designed to prevent the Trust from violating provisions of Applicable Law (defined as federal securities laws applicable to the Trust and as required by Rule 38a-1 under the 1940 Act), (the “Huntington 38a-1 Program”). HASI will provide support to CCO of the Trust by providing quarterly and annual certifications of its compliance with the Huntington 38a-1 Program, including that HASI has implemented and monitored such policies and procedures and reported all pertinent information to an appropriate officer of the Trust and that it will continue to perform the specific requirements of the HASI 38a-1 Program in accordance with the terms of this Agreement. Subject to the provisions of this Agreement, HASI shall provide such additional cooperation or information regarding HASI, the HASI 38a-1 Program and the services provided by HASI under the Agreement as the CCO may reasonably request in order to fulfill his/her obligations under Rule 38a-1.

•	HASI will provide automated daily or monthly post-trade portfolio compliance monitoring to test compliance by the Fund with (i) the investment objective and certain policies and restrictions as disclosed in the Fund’s Prospectus and the Statement of Additional Information, (ii) certain SEC rules and regulations, and (iii) certain requirements of the Internal Revenue Code. This service includes system set up, monitoring, and violations reporting to the CCO of the Trust and/or Chief Compliance Officers of the respective investment adviser.

Capitol Series Trust	19	Huntington Asset Services, Inc.

C.	Conditions for CCO and Other Officer Services

Notwithstanding anything to the contrary contained in the Agreement, the CCO and Other Officer Services are offered by HASI and provided pursuant to the following terms and conditions.

•	HASI’s responsibility for the activities of the CCO are limited to making available to the Board at least one qualified employee or agent of HASI (or its Affiliates) (“Qualified CCO Candidate”) for appointment by the Board as the Trust’s CCO. A Qualified CCO Candidate includes any employee or agent of HASI (or its Affiliates) who HASI reasonably believes, at the time of his or her appointment by the Board as CCO: (1) is knowledgeable regarding the federal securities laws; and (2) will act in good faith and in the best interests of the Trust. Notwithstanding the above, HASI, and not the Trust, shall pay a level of compensation to such person as is consistent with compensation paid by HASI to employees with similar duties and similar seniority. HASI shall not be obligated to pay any compensation to the CCO which exceeds that set forth in the previous sentence. As required by Rule 38a-1, the compensation of the CCO and any changes thereto, shall be subject to Board approval and HASI shall provide to the Board such information as may be necessary to comply with Rule 38a-1 or as the Board may reasonably request in connection therewith.

•	HASI’s responsibility for the activities of the Officers are limited to making available to the Board qualified employees or agents of Huntington (or its Affiliates) (“Qualified Officer Candidates”) to serve as the Trust’s Officers. A Qualified Officer Candidate includes any employee or agent of HASI (or its Affiliates) who HASI reasonably believes, at the time of his or her appointment by the Board as an Officer: (1) maintains the requisite experience to serve in that Officer capacity; and (2) will act in good faith and in the best interests of the Trust. Notwithstanding the above, HASI, and not the Trust, shall pay a level of compensation to each Officer as is consistent with compensation paid by HASI to employees with similar duties and similar seniority. HASI shall not be obligated to pay any compensation to an Officer which exceeds that set forth in the previous sentence.

•	The Trust’s governing documents (including its Agreement and Declaration of Trust and By-laws) and/or resolutions of its Board shall include indemnification provisions that are applicable to the CCO and the Trust’s other Officers (each a “Trust Officer”), that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities, and costs arising out of or relating to his or her services in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties involved in the conduct of his or her office.

•

The Trust shall provide coverage to each Trust Officer under its Management Liability/Professional Liability policy that is (a) appropriate to the Trust Officer’s role and title, and consistent with coverage applicable to other officers holding positions of executive management (regardless of whether those officers are in house or not); and ( (b) continues to cover the Trust Officer after he or she ceases to serve as a Trust Officer

Capitol Series Trust	20	Huntington Asset Services, Inc.

on substantially the same terms as such coverage is provided for the then Trust officers for a period not less than six years. The Trust further agrees to furnish details of such coverage in an amount mutually agreed upon by the parties to HASI upon its request, including a copy of the policy, the identity of the carrier, coverage levels and deductible amounts. The Trust will notify HASI of any modification, reduction or cancellation of such coverage or of any material claims made against such coverage.

•	A Trust Officer shall have the discretion to resign from his or her position including in the event that he or she reasonably determines that there has been or likely to be (a) an ongoing pattern of conduct involving the continuous or repeated violation of Applicable Law; or (b) a material deviation by the Trust from the terms and conditions of this Agreement governing the services of such Trust Officer that is not caused by such Trust Officer or HASI. In addition, the CCO shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust or its service providers covered under Rule 38a-1 to make an informed determination regarding any of the matters listed above.

•	A Trust Officer or the Trust shall, promptly notify HASI of any issue, matter or event of which it becomes aware and that would be reasonably likely to result in any claim by the Trust, one or more Trust shareholder(s) or any third party which involves an allegation that the Trust Officer failed to exercise his or her obligations to the Trust in a manner consistent with Applicable Law.

•	Notwithstanding any provision of the AGREEMENT or any other agreement or instrument that expressly or by implication provides to the contrary, (a) it is expressly agreed and acknowledged that HASI cannot ensure that the Trust complies with all Applicable Law, and (b) whenever an employee or agent of HASI (or its Affiliates) serves as a Trust Officer, as long as that Trust Officer acts in good faith and in a manner reasonably believed to be in the best interest of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Trust shall indemnify and hold harmless that Trust Officer from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel feels and disbursements, payments, expenses and liabilities (collectively “Losses”) incurred arising out of or related to the service of such employee or agent of HASI as an Officer of the Trust. If a claim is made pursuant to this paragraph, the notification and procedures related to the indemnification obligations set forth in the Agreement will govern.

•

HASI shall provide the Compliance Support Services on this Exhibit, whether or not the person serving as CCO is an employee or agent of HASI. In the event that the employment relationship or independent contractor agency relationship between HASI and a person made available as CCO terminates for any reason, HASI shall have no further liability to make that person available, and shall have no responsibility concerning such person’s services after the date the Trust is notified of such termination. In such event, upon request of the Trust, HASI will employ reasonable good faith efforts to make another person available to serve as CCO. In the event the Trust appoints a CCO that is

Capitol Series Trust	21	Huntington Asset Services, Inc.

not provided by HASI, but this Agreement is not terminated: (i) HASI will continue to render the other services set forth on this Exhibit, excluding the CCO Services, in support of the replacement CCO, and (ii) Trust shall continue to pay the fees for compliance support services payable under Section 6 and as specifically detailed in Exhibit E of the AGREEMENT.

III. Regulatory Affairs and Corporate Governance

•	HASI will obtain Tax Identification Number (“TIN”), CUSIP number and NASDAQ symbol for new Funds or Fund classes.

•	HASI will coordinate Fund/Fund class name changes, liquidations or mergers with the CUSIP Bureau and NASDAQ, when applicable.

•	HASI will collect data and provide to a Fund investment adviser/sub-adviser or to the Trust for regulatory inquiries and examinations.

•	HASI will prepare, coordinate and file with the SEC) the registration statements for the Trust, including any prospectus, statement of additional information, and all amendments and supplements thereto, subject to review of Trust counsel.

•	HASI will maintain the Trust’s governing documents, policies and procedures and any amendments thereto, including the Agreement and Declaration of Trust and By-laws, and will prepare and maintain the minutes of shareholder, Board and Board committee meetings. HASI will prepare amendments to the foregoing documents for approval by the Board, as applicable.

•	HASI will coordinate proxy solicitation process with designated proxy vendors; and file proxy materials with the SEC.

•	HASI will coordinate the layout and printing of prospectuses and other publicly disseminated reports.

•	HASI will prepare, coordinate and disseminate materials for all Board and Committee meetings, including agenda, Board books, either electronic or otherwise, resolutions and supplemental materials.

•	HASI will coordinate and disseminate Board written consents; monitor and record the receipt of Trustee votes; communicate results to the appropriate parties.

•	HASI will attend and draft minutes for scheduled Disclosure Controls Procedures (DCP) meetings.

•	HASI will maintain Board compliance calendar; ensure the appropriate Trust, advisory and service provider agreement renewals are presented to the Board timely.

•	HASI will assist Trust counsel with the facilitation of the investment management agreement renewal process, including peer group comparison reports (the fees for which are allocated to the Trust).

Capitol Series Trust	22	Huntington Asset Services, Inc.

•	HASI will manage production schedules for Board meetings and regulatory filings.

•	HASI will maintain Board meeting follow-up lists; coordinate status report meetings and track completion statuses.

•	HASI will update and disseminate list of authorized signers to the appropriate service providers.

•	HASI will coordinate execution and retention of approved Trust agreements.

•	HASI will prepare and coordinate the application of the Trust’s Fidelity Bond and Errors & Omissions insurance coverage; provide the Board with the insurance company’s annual proposal; and file the Fidelity Bond with the SEC, including amendments thereto.

•	Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds’ proxy voting records (as approved by the Funds’ investment adviser) on Form N-PX.

The Administrator can provide additional services to the Trust, any Trust investment adviser/sub-adviser and/or to each of the Funds listed on Exhibit A upon request. These services are considered out-of-scope and can be provided at an additional cost, which would be negotiated before the services are rendered. These duties include:

•	Preparing and filing with the SEC exemptive relief orders, subject to the review of Trust counsel.

•	Drafting proxy materials.

•	Preparing ad-hoc industry reports using proprietary software.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund accountant and transfer agent for the Funds to cooperate with the Administrator and to provide the Administrator, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Administrator to perform its duties.

Capitol Series Trust	23	Huntington Asset Services, Inc.

EXHIBIT D

to

Mutual Fund Services Agreement

General Description of Transfer Agency Services

I.	General Services

HASI shall provide the following transfer agency services to the Trust and/or to the Fund listed on Exhibit A:

•	HASI will provide a recordkeeping system that supports front-end load, back-end load (CDSC), no-load and redemption fee funds.

•	HASI will provide asset allocation functionality including rebalancing of shareholder accounts.

•	HASI will establish and maintain shareholder accounts and records, including, but not limited to, address, dividend option, taxpayer identification numbers and wire instructions.

•	HASI will process shareholder transactions (purchase, redemption and exchange orders), received in good form and in accordance with the Fund’s prospectus.

•	HASI will process transfers of shares, received in good form, in accordance with shareholder instructions.

•	HASI will execute transactions directly with broker-dealers, investment advisers and other institutions acting on behalf of investors as authorized by the Trust’s distributor.

•	HASI will calculate amounts due under 12b-1 and/or service plans and provide reports.

•	HASI will issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

•	HASI will issue monthly, quarterly or annual statements as agreed upon with the Trust.

•	HASI will file IRS forms 1099, 5498, and 1042-S with shareholders and/or the IRS, and file IRS forms 1042 and 945 with the IRS. The 1042 and 945 filings are made by HASI on behalf of the Trust only if HASI has the authority and means to access the Trust’s or a Fund’s bank accounts to facilitate the required payments to the IRS.

•	HASI will perform such services as are required to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”).

•	HASI will record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Trust, and the number of shares issued and outstanding.

Capitol Series Trust	24	Huntington Asset Services, Inc.

•	HASI will process and transmit payments for dividends and other distributions declared by the Trust for each Fund/Fund class, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

•	HASI will provide access to NSCC’s Fund/SERV and Networking. Additional functionality may be available and supported as an optional service.

•	HASI will provide a Blue Sky system to monitor the total number of shares of each Fund sold in each state. In addition, HASI, shall identify those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. HASI shall prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Trust as may be required in order to comply with Federal and state securities laws) to register the shares in the Trust with state securities authorities, monitor the sale of shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the shares and all amendments thereto, to register and keep effective the registration of the Trust and the shares with state securities authorities to enable the Trust to make a continuous offering of its shares.

•	HASI will answer correspondence from shareholders, broker-dealers, and others relating to the Funds and such other correspondence as may from time to time be mutually agreed upon.

•	HASI will establish procedures and controls designed to mitigate risk to the Trust which are compliant with applicable SEC regulations. Huntington reserves the right to implement policies not governed by SEC regulation or the Fund’s prospectus.

•	HASI will provide automated market timing monitoring and analysis, as well as data collection pursuant to Rule 22c-2 under the 1940 Act. This support includes system set up, monitoring, violations reporting to the CCOs, interfacing with third party intermediaries, and account restriction for market timing policy violations.

•	Provide and staff a toll-free number for shareholders, broker-dealers and others to call with any questions.

•	literature fulfillment and mailing of annual/semi-annual reports and annual prospectus updates/stickers HASI will prepare and mail checks, place wire transfers of credit income and capital gain payments to shareholders. The Trust will advise in advance of the declaration of any dividend or distribution by a Fund and the record and payable date thereof. HASI will, on or before the payment date of any such dividend or distribution, notify a Fund’s custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, the Trust will instruct its custodian to make available to HASI sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to each shareholder’s account. A shareholder will receive a confirmation from HASI indicating the number of shares credited to his/her account.

Capitol Series Trust	25	Huntington Asset Services, Inc.

II.	Anti-Money Laundering and Customer Identification Program Services

The following is a general description of the HASI AML Program services HASI shall provide to the Fund:

•	Customer Identification. HASI will verify shareholder identity upon opening new accounts, consistent with the HASI AML Program, and perform such other checks and verifications as are specified in HASI’s Customer Identification Program (which is a component of the HASI AML Program), which shall include the review of shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control.

•	Purchase Transactions. HASI will reject and return to sender any and all checks, deposits, and other deliveries of cash or property that do not comply with the HASI AML Program, subject to the provisions of any additional agreement between the Fund and HASI regarding special liability checks and other remittances.

•	Monitoring and Reporting. HASI will monitor shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, including suspicious activity reports or Form 8300 reports, and provide other reports of shareholder activity to the SEC, the U.S. Treasury Department, the IRS, and other appropriate authorities, in each case consistent with the HASI AML Program.

•	Frozen Accounts. HASI will place holds on transactions in shareholder accounts or freeze assets in shareholder accounts as provided for in the HASI AML Program.

•	Maintenance of Records. HASI will maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the HASI AML Program, and make the same available for inspection by (1) the Funds’ CCO, (2) any auditor of the Funds, (3) regulatory or law enforcement authorities, (4) the Funds’ anti-money laundering compliance officer and (5) those other persons specified in the HASI AML Program.

•	Other Services. HASI will apply all other policies and procedures of the HASI AML Program to the Fund.

•	Maintenance of the HASI AML Program. HASI will maintain and modify the HASI AML Program from time to time to ensure that it remains reasonably designed to ensure compliance with the applicable AML laws. Upon request by the Trust, HASI shall make available its compliance personnel to the Trust and the Trust’s counsel to discuss amendments to the HASI AML Program that the Trustor its counsel believes are necessary to keep such program in compliance with applicable AML laws. Changes to HASI’s AML Program or special procedures may be implemented, at HASI’s sole discretion, for an additional fee to be agreed upon.

•	Annual Certification. On an annual basis during the term of this Agreement, HASI will certify to the Trust’s Board that it has implemented the HASI AML Program and that it will continue to perform the specific requirements of the HASI AML Program in accordance with the terms of this Agreement.

Capitol Series Trust	26	Huntington Asset Services, Inc.

The duties of the Transfer Agent shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Transfer Agent hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent the Transfer Agent agrees to take such action, those actions taken shall be deemed part of the Exhibit.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund accountant and administrator for the Fund to cooperate with the Transfer Agent and to provide the Transfer Agent, upon request, with such information, documents and advice relating to the Trust and/or the Fund as is within the possession or knowledge of such persons, in order to enable the Transfer Agent to perform its duties.

Capitol Series Trust	27	Huntington Asset Services, Inc.

EXHIBIT E

to

Mutual Fund Services Agreement

Fees and Expenses

FUND ACCOUNTING FEE SCHEDULE

Huntington’s pricing proposal is subject to change based upon further review of the service requirements.

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I.	Fees (as defined in the General Description of Fund Accounting Services) [1][2][3]

Annual Basis Point Fees

0.04% for the first $100 million in average net assets

0.02% from $100 million to $250 million in average net assets

0.01% from $250 million to $1 billion in average net assets

0.005% over $1 billion in average net assets

Annual basis point fees are subject to an annual minimum of $25,000 per initial CUSIP of each domestic fund and $33,000 for the initial CUSIP of each international/global fund. Each additional CUSIP of an existing fund is subject to an annual minimum of $5,000. Year 1 annual minimum of $20,000.

[1]	Fees do not include out-of-pocket expenses which include but are not limited to: postage, special reports, proxies, insurance, auditing fees, legal fees, bank fees, record storage, federal and state regulatory filing fees and all other expenses incurred on behalf of the Trust or its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.
[2]	Annual minimum fees are subject to a cost of living adjustment of 3% per year based on the prior year’s annual minimum fee.
[3]	Fees are subject to change depending upon the use of derivatives – (option, futures, short sales, etc.)

II.	Pricing and Capital Changes

Security pricing fees are detailed in Appendix A.

III.	Other Services

• Sub-Advisors	• Waived per sub-advisor per fund

• Multiple custodians	• $5,000 per custodian in excess of one per fund

• ADHOC report generation	• $150 per report

• Programming or custom data extraction:

• Systems staff	• $150 per hour

• Third party vendor	• Quoted as needed

IV.	Repricing Charges

For incorrect or untimely information provided by an Advisor or its Agent, Huntington may charge $500.00 per day for each day that a portfolio is repriced. Huntington reserves the right to charge $50 per occurrence for each information change where repricing is not required, but additional work processes must be performed or repeated, e.g., incorrect/late trade ticket.

Capitol Series Trust	28	Huntington Asset Services, Inc.

FUND ADMINISTRATION FEE SCHEDULE

Huntington’s pricing proposal is subject to change based upon further review of the service requirements.

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I.	Fees (as defined in the General Description of Fund Administration Services) [1][2]

Annual Basis Point Fees

0.08% for the first $100 million in average net assets;

0.06% from $100 million to $250 million in average net assets;

0.04% from $250 million to $1 billion in average net assets;

0.02% over $1 billion in average net assets;

Annual basis point fees are subject to an annual minimum of $25,000 per initial CUSIP of each fund. Each additional CUSIP of an existing fund is subject to an annual minimum of $5,000. Year 1 annual minimum of $20,000.

[1]	Fees do not include out-of-pocket expenses which include but are not limited to: printing, postage and handling, shipping, record storage, Blue Sky state registration fees, edgarizing, regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.
[2]	Annual minimum fees are subject to a cost of living adjustment of 3% per year based on the prior year’s annual minimum fee.

II.	Other Services

• CCO support including Trust CCO	• $6,000 per fund (Series Trust)

Capitol Series Trust	29	Huntington Asset Services, Inc.

TRANSFER AGENCY FEE SCHEDULE

Huntington’s pricing proposal is subject to change based upon further review of the service requirements.

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I.	Fees (as defined in the General Description of Transfer Agency Services) [1] [2]

Annual Per Account Fees

• Direct accounts	• $16 per year

• NSCC accounts	• $12 per year

• Closed accounts	• $ 3 per year

Annual per account fees are subject to an annual minimum of $15,000 per initial CUSIP of each fund. Each additional CUSIP of an existing fund is subject to an annual minimum of $5,000. Year 1 annual minimum of $13,000.

[1]	Fees do not include out-of-pocket expenses which include but are not limited to: fulfillment services, form licensing, design and printing, statement and confirmation production, tax form production and mailing, paper and envelope design and printing, postage and handling, shipping, bank fees, NSCC charges (e.g., Fund/SERV, Networking, Mutual Profile Service, and DTCC Payment aXis), record storage, telephone charges, DST FanMail/VISION, regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.
[2]	Annual minimum fees are subject to a cost of living adjustment of 3% per year based on the prior year’s annual minimum fee.

II.	Anti-Money Laundering – Customer Identification Program (Patriot Act)

• New account service	• $4 per account

• Annual OFAC support	• $1.50 per active account

• Research	• $150 per hour plus 3rd party research service fees

• Suspicious reporting	• $150 per report

III.	Other Services

• Rule 22c2 support and monitoring	•	Series Trust: $2,700 per year plus $.13 fee for each transaction over 1,250 transactions per CUSIP

	•	Standalone Trust: $6,300 per year plus $.05 fee for each transaction over 2,000

• Offline shareholder research	•	$50 per hour (1 hour minimum, billed to shareholder)

• IRA account annual maintenance	•	$15 per account billed to shareholder

• Fulfillment (3rd party vendor)	•	Pass through plus $1.00 per order

• AD-HOC report generation	•	$150 per report

• Establishment and updates of model forms/documents	•	$50 per document for changed regulatory requirements or basic advisor requested changes

• Customization of forms/documents	•	Quoted as needed

• Custom programming or data extractions:

• Systems staff	•	$150 per hour

• Third party vendor	•	Quoted as needed

• Blue Sky filings	•	$75 per filing

IV.	Repricing

•	There will be a $500.00 per day minimum fee/rerun charge when the nightly processing has to be repeated due to incorrect NAV or dividend information received from the Portfolio Pricing Agent due to incorrect or untimely information provided by an Advisor or its Agent.

•	Additional out-of-pocket charges may apply if assessed by system vendor.

Huntington Asset Services, Inc.	30	Capitol Series Trust

V.	Shareholder Access

Setup and Maintenance

• Setup and branding of Standard Pages [1]	• $6,000

[1]	Standard Pages are branded to include the name of the Fund group and the Fund logo. Design and layout of the standard pages are subject to change.

Fees

• Annual Shareholder Access - per site	• $10,000 per year

• Clerical/Maintenance Transactions	• $0.60 each

• Financial Transactions	• $0.30 each

• Inquiry	• $0.05 each

• New Accounts	• $1.40 each

VI.	E-Delivery

Setup and Maintenance

• Electronic statement setup	• $3,500

Fees

• Electronic statement/confirmation creation,	• $0.30 per statement, minimum $250 per statement cycle
• delivery, tracking and retention

Huntington Asset Services, Inc.	31	Capitol Series Trust

CONVERSION AND NEW FUND SETUP FEE SCHEDULE

Huntington’s pricing proposal is subject to change based upon further review of the service requirements.

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I.	New Fund Start-up / Conversion Fees

•	New fund establishment

•	Electronic conversion
•	WAIVED

•	Quoted based on business requirements

Please initial each of the pages of these fee schedules and sign below. Your signature indicates acceptance of the fee schedules for Fund Accounting, Fund Administration, Transfer Agency and Conversion/New Fund Setup services.

PRESERVER PARTNERS, LLC	HUNTINGTON ASSET SERVICES, INC.

By:	By:

Print Name:	Print Name:	John C. Swhear

Title:	Title:	Vice President

Date:	Date:

Huntington Asset Services, Inc.	32	Capitol Series Trust

APPENDIX A – SECURITY PRICING FEES

Security Pricing Fees

ABS	$1.28	Hard-to-Value issues (HTV’s)	$3.00
Adjustable Rate Mortgage Backed Securities	$0.74	High Yield Corporate	$0.87
Agency Prices	$0.25	High Yield Securities	$0.87
ARMS	$0.80	International (Equities, ISMA)	$0.57

Canadian Bonds	$0.10	International (Bond Evaluations)	$1.10
CLOs	5.00 each with a $100 monthly minimum per Security Identifier	IO Inverse	$2.50
CMOs	$0.86	MBS Bonds	$0.47
		MBS Factors* (Flat Fee)	$0.00
		MBS Factors (Per Item) (Cum)	$0.45
CMO Non-Agency Whole Loan ARMS	$1.08	Mortgage TBA’s	$0.25
CMO ARMS	$1.28	Municipal High Yield Bonds	$1.09
Commercial Mortgage Backed Securities	$2.17	Munis	$0.65
Corps/Govt Bonds/Money Mkt	$0.57	Options/Futures (Listed)	$0.10
Corps/Gov Bonds/MTN (Wkly Priced)	$0.57	Preferred Convertible	$1.10
Corporate Floaters	$0.50	SBAs	$0.65
CMBS	$2.00	Specified Pool Pricing	$0.25 (1-1000)
Domestic Equities# (Daily Priced)	$0.10		$0.07 (1000 +	)
Domestic Equities (Weekly Priced)	$0.10	Swaps (Credit Default)	$1.60
DUS Pools	$0.50	Swaps (Interest Rate)	$0.30
Emerging Market Prices	$0.50	Treasury	$0.28
Floating Rate MTN	$0.51	Variable Rates	$1.16

Manual/Advisor Provided Pricing/Pricing Support

•	$100 per month – up to 5 per day

•	Pricing support - $75.00 per month per fund
•	$200 per month – above 5 per day

(Bloomberg, MFQS, CCH, etc,)

Huntington Asset Services, Inc.	33	Capitol Series Trust